Interline Brands Announces Expiration of Its Previously Announced Tender Offer and Consent Solicitation for its 7.50% Notes due 2018

JACKSONVILLE, Fla., March 26, 2014 (GLOBE NEWSWIRE) - Interline Brands, Inc., a Delaware corporation (“Interline” or the “Company”), a leading distributor and direct marketer of broad-line maintenance, repair and operations (“MRO”) products to the facilities maintenance end-market, announced today that its wholly-owned subsidiary, Interline Brands, Inc., a New Jersey corporation (“Interline New Jersey”) today announced the expiration and final results of its previously announced offer (the "Tender Offer") to purchase for cash any and all of its 7.50% Notes due 2018 (the "Notes") and related consent solicitation (the "Consent Solicitation") to adopt certain amendments to the indenture governing the Notes. The Tender Offer and the Consent Solicitation expired pursuant to its terms at 11:59 P.M., New York City time, on March 25, 2014 (the "Expiration Time"). The Tender Offer and Consent Solicitation were made upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated February 26, 2014 (the "Statement") and the related Consent and Letter of Transmittal.

Prior to 11:59 P.M., New York City time, on March 11, 2014 (the "Consent Deadline"), $292,517,000 aggregate principal amount of Notes, representing approximately 97.51% of the outstanding Notes, had been validly tendered and not withdrawn. On March 17, 2014 (the “Initial Settlement Date”), Interline New Jersey made a payment in cash for all Notes tendered prior to the Consent Deadline. Between the Consent Deadline and the Expiration Time, no additional tenders of Notes were received. On March 19, 2014, Interline New Jersey called for redemption all of its remaining outstanding Notes not purchased in the tender offer, with a redemption date of March 26, 2014.

Full details of the terms and conditions of the Tender Offer and Consent Solicitation are included in the Statement, dated February 26, 2014. Requests for documents may be directed to Global Bondholder Services Corporation, the Information Agent and Tender Agent, at (212) 430-3774 (collect) or (866) 937-2200 (toll-free).

Questions regarding the Tender Offer and Consent Solicitation may be directed to Goldman Sachs & Co., the Dealer Manager, at (212) 902-6941 (collect) or (800) 828-3182 (toll free).

This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. The Notes have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This announcement is also not a solicitation of consents with respect to the Proposed Amendments or any securities. No recommendation is being made as to whether holders of Notes should consent to the Proposed Amendments. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or "blue sky" laws.

About Interline

Interline Brands, Inc. is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides broad-line MRO products and solutions to a diversified facilities maintenance customer base of institutional, multi-family housing and residential customers located primarily throughout North America, Central America and the Caribbean. For more information, visit the Company's website at http://www.interlinebrands.com.

Recent releases and other news, reports and information about the Company can be found on the "Investor Relations" page of the Company's website at http://ir.interlinebrands.com/.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release that are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. The Company has tried, whenever possible, to identify these forward-looking statements by using words such as "projects," "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include, for example, economic slowdowns, general market conditions, credit market contractions, consumer spending and debt levels, natural or man-made disasters, adverse changes in trends in the home improvement and remodeling and home building markets, the failure to realize expected benefits from acquisitions, material facilities systems disruptions and shutdowns, the failure to locate, acquire and integrate acquisition candidates, commodity price risk, foreign currency exchange risk, interest rate risk, the dependence on key employees and other risks described in the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 2013. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.

Contact: Lev Cela

Phone: 904-421-1441